NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

As of October 19, 2018

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Anchor Tactical Equity Strategies Fund	1.60%

Anchor Tactical Municipal Strategies Fund	1.60%

Anchor Tactical Real Estate Fund	1.60%

Anchor Tactical Credit Strategies Fund	1.60%

Anchor World Strategies Fund	1.60%

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Name: Wendy Wang

Title: President

ANCHOR CAPITAL MANAGEMENT GROUP, INC.

By:/s/ Eric Leake

Name: Eric Leake

Title: President